                                                                     EXHIBIT 5.1



                                January 29, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         RE:      KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to Keystone Consolidated Industries, Inc. (the "Company") in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Act"), 447,900 shares of the common stock, par value $1.00 per share (the "Common Stock"), of the Company that have been issued pursuant to certain warrants issued by the Company (the "Warrants"). All such shares of Common Stock are referred to herein as the "Shares".

         In giving the opinion hereinafter set forth, we have examined the minutes of the proceedings of the stockholders and the Board of Directors of the Company, the Warrants and such other agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the opinion hereinafter set forth. As to various factual matters that are material to our opinion, we have relied upon certificates of officers of the Company and certificates of various public officials. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company, the correctness and accuracy of all certificates of officers of the Company and the correctness and accuracy of all certificates of various public officials.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

Securities and Exchange Commission
January 29, 1999
Page 2


         Our conclusions are limited to the matters expressly set forth as our "opinion" in the immediately preceding paragraph, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise the Commission of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                 Very truly yours,



                                 ROGERS & HARDIN